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                                                                EXHIBIT 99(b)



SELECTED FINANCIAL DATA

                                                                             Fiscal Year Ended
                                              MARCH 29,         March 31,         March 25,         March 26,         March 27,
(In thousands, except per share amounts)        1996              1995              1994*             1993*             1992*
                                              ---------         ---------         ---------         ---------        ----------
OPERATIONS
   Revenues                                   $ 220,621         $ 177,726         $ 204,680         $ 173,817        $ 128,063
   Income before income taxes                    30,766            20,704            34,688            24,700           17,076
   Net income                                    19,766            13,684            21,588            16,050           10,896
   Primary net income per share                    2.18              1.47              2.38              1.92             1.48
   Cash dividends paid per share                   .335              .315              .288              .312             .167
                                               MARCH 29,        March 31,         March 25,         March 26,         March 27,
FINANCIAL POSITION AS OF:                        1996             1995              1994              1993              1992
                                              ----------        ---------         ---------         ---------        ----------
   Total assets                               $ 471,101         $ 401,332         $ 590,578         $ 528,942        $ 322,029
   Long-term borrowings                          25,000            25,000            25,000            38,055           13,055
   Stockholders' equity                         130,823           114,362           107,405            77,927           62,923

* All income per share and cash dividends per share information has been adjusted for the 20% stock dividend paid during the fiscal year ended March 25, 1994. (See Note F to the Consolidated Financial Statements).




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